UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
(Name of Registrant As Specified In Its Charter)
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Information Statement

PACE® Select Advisors Trust

PACE® International Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

October 21, 2013

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE International Equity Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going review and due diligence by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Trust's Board has appointed Chautauqua Capital Management, LLC ("Chautauqua") to serve as a new, additional investment advisor to the Fund. Chautauqua assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on August 5, 2013. In addition, at the recommendation of UBS Global AM, the Trust's Board has terminated Martin Currie Inc. ("Martin Currie") as investment advisor to the Fund, effective as of the close of business on August 2, 2013. Mondrian Investment Partners Limited and J.P. Morgan Investment Management Inc. continue to serve as investment advisors to the Fund. (As discussed in the supplement to the Fund's prospectuses and statement of additional information dated September 17, 2013, Los Angeles Capital Management and Equity Research, Inc. ("Los Angeles Capital") is also now serving as a new investment advisor to the Fund; additional

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information about Los Angeles Capital will be provided in a future Information Statement.) Each investment advisor is responsible for managing a separate portion of the Fund's assets, as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The Fund's investment objective and policies and fees and expenses have not changed as a result of these changes in investment advisors.

The relative value of each investment advisor's share of the Fund's assets may change over time.

Please note that this transaction does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACE Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program; other share classes are offered to investors not participating in the PACE Program.

Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM manages the investment operations of the Trust, administers the Trust's affairs, and is responsible for the selection, subject to review and approval by the Board, of the investment advisors for each of the portfolios of the Trust (other than PACE® Money Market Investments), including the Fund. UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of June 30, 2013, UBS Global AM had approximately $155 billion in assets under management. UBS Global AM is an indirect, wholly-owned asset management subsidiary of UBS AG and a member of the UBS Global Asset Management Division, which had approximately $621 billion in assets under management worldwide as of June 30, 2013. UBS AG is an internationally diversified organization headquartered in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. The principal business offices of UBS Global AM are located at One North Wacker Drive, Chicago, Illinois 60606 and 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

Table of Contents  Page

Information regarding the PACESM Select Advisors Program	iii
PACE International Equity Investments	1
Background	1
Investment strategies of Chautauqua	1
New Sub-Advisory Agreement	1
Trustees' considerations	3
Additional information	6
SEC exemptive order	6
Additional information about UBS Global AM, UBS Global AM (US) and UBS AG	6
Additional information about Chautauqua	7
Reports to shareholders	Back cover

PACE International Equity Investments

Background

In connection with its duties as the investment manager for the Trust, pursuant to the Management Agreement, UBS Global AM reviews and evaluates the Trust's investment advisors on an ongoing basis. At a meeting held on July 16-17, 2013 and pursuant to UBS Global AM's recommendation, the Board approved Chautauqua as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and Chautauqua (the "Sub-Advisory Agreement"). Chautauqua assumed investment advisory responsibility with respect to a separate portion ("Allocated Portion") of the Fund's portfolio effective August 5, 2013.

The Trustees determined to initially approve the Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Chautauqua. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE International Equity Investments—Trustees' considerations."

Investment strategies of Chautauqua

In managing its Allocated Portion of the Fund's assets, Chautauqua endeavors to achieve consistent risk adjusted excess returns by managing a concentrated portfolio of 25-35 quality, growth companies generally headquartered outside of the United States. The portfolio consists of a carefully diversified set of best idea equities that Chautauqua believes will benefit from long-term trends, have sustainable competitive advantages and exhibit growth that should outpace the market. Companies are valued based on a forward looking cash flow analysis. When selecting investments, Chautauqua has a long-term time horizon.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, Chautauqua will

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provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Under the Sub-Advisory Agreement, Chautauqua will bear all expenses incurred by it in connection with its services to its Allocation Portion, but Chautauqua will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by Chautauqua pursuant to the Sub-Advisory Agreement, UBS Global AM (not the Fund), will pay to Chautauqua a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Chautauqua. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Chautauqua; (ii) upon material breach by Chautauqua of any of the representations, warranties and agreements contained in the

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Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, Chautauqua becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Chautauqua may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM. The Sub-Advisory Agreement terminates automatically in the event of its "assignment," as defined in the Investment Company Act, or upon termination of the Fund's Investment Management Agreement with UBS Global AM.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that Chautauqua shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on July 16-17, 2013, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS Global AM and Chautauqua with respect to the Fund. Management discussed with the Board its proposal to terminate Martin Currie as an investment advisor to the Fund and to reallocate the portion of assets managed by Martin Currie to Chautauqua. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its

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knowledge of the Trust, its portfolios and UBS Global AM. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board was receiving in connection with the annual reconsideration of the contracts for all of the portfolios at the same July 2013 meeting. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending Chautauqua as an investment advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Chautauqua to the Fund took into account the Board's knowledge and familiarity gained as Board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending Chautauqua as an additional investment advisor to the Fund, including its belief that Chautauqua's higher beta growth style is expected to be a good complement to the investment philosophies of the current investment advisors to the Fund (excluding Martin Currie). The Board also received materials from Chautauqua detailing its investment philosophy and met with representatives of Chautauqua, who discussed with the Board their investment philosophies and process and the backgrounds and qualifications of the portfolio management team. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub-Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to Chautauqua in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Chautauqua. The Board noted that the proposed contractual sub-advisory fee, with its breakpoints, was more favorable than the sub-advisory fee currently

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charged by Martin Currie and would result in a lower overall blended sub-advisory fee to be paid by UBS Global AM for the Fund. Management proposed that the savings resulting from the lower overall blended sub-advisory fee be passed through to shareholders. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite performance information provided by Chautauqua. The Board also noted that, as Chautauqua would be a new investment advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of Chautauqua or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not relevant.

Other benefits to Chautauqua—The Board was informed by management that Chautauqua's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that therefore management believed that Chautauqua would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Chautauqua could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as an investment advisor to the Fund after an extensive review

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process. Similarly, the Fund could benefit from having an investment advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's principal business offices are located at One North Wacker Drive, Chicago, Illinois 60606 and 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM (US) is located at 1285 Avenue

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of the Americas, New York, New York 1001 9-6028. UBS Global AM and UBS Global AM (US) are indirect wholly-owned subsidiaries of UBS AG. UBS Global AM is a member of the UBS Global Asset Management Division, which had approximately $621 billion in assets under management worldwide as of June 30, 2013 and is an investment advisor registered with the SEC. UBS AG is an internationally diversified organization with headquarters in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. As of June 30, 2013, UBS Global AM had approximately $155 billion in assets under management.

Additional information about Chautauqua

Chautauqua is located at 921 Walnut Street, Suite 250, Boulder, Colorado, 80302. Chautauqua is a registered investment adviser and, as of August 5, 2013. It had approximately $552 million in assets under management. Brian M. Beitner, Chautauqua's Managing Partner, is the majority owner of Chautauqua.

Chautauqua's investment team is comprised of Brian M. Beitner, CFA, Michael Mow, CFA, and Amanda Prentiss, who are primarily responsible for the day-to-day management of Chautauqua's portion of the Fund's portfolio. Mr. Beitner formed Chautauqua in January 2009. Prior to this, he was a member of the TCW Group, Inc's ("TCW") Concentrated Core Equities portfolio management team from 1998 through 2008. Prior to working at TCW, he was with Scudder Kemper Investments, Donaldson, Lufkin and Jenrette, Bear Stearns & Co., and Security Pacific Bank in roles including portfolio management, research and trading. Mr. Mow joined Chautauqua in 2009, after spending eight years as a Senior Investment Analyst at American Century Investments. Before that he was at TCW for eight years where he worked as an equity analyst and portfolio manager. Amanda Prentiss joined Chautauqua in 2009. Prior to joining Chautauqua, she worked at TCW as an economist from 2004 to 2008, TD Securities in London and Goldman Sachs in London and Frankfurt.

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The principal executive officers and managing partners of Chautauqua, as of the date of this document, are set forth below:

Name and Address	Position with Chautauqua*
Brian M. Beitner Chautauqua Capital Management, LLC 921 Walnut Street, Suite 250 Boulder, CO 80302	Managing Member
Rich Huber Chautauqua Capital Management, LLC 921 Walnut Street, Suite 250 Boulder, CO 80302	Chief Compliance Officer
John Lynch Chautauqua Capital Management, LLC 921 Walnut Street, Suite 250 Boulder, CO 80302	Chief Operating Officer

*  None of the principal executive officers or board members of Chautauqua listed above has other principal employment other than his or her respective position(s) with Chautauqua.

Chautauqua does not advise or sub-advise any other U.S. registered investment companies with an investment objective similar to that of Chautauqua's Allocated Portion of the Fund.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Chautauqua and did not pay or accrue any fees to Chautauqua or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

*****

If you have any questions, please contact your investment professional.

October 21, 2013
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2013. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.

www.ubs.com/globalam-us

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® International Equity Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

October 21, 2013

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE International Equity Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going review and due diligence by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Trust's Board has appointed Chautauqua Capital Management, LLC ("Chautauqua") to serve as a new, additional investment advisor to the Fund. Chautauqua assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on August 5, 2013. In addition, at the recommendation of UBS Global AM, the Trust's Board has terminated Martin Currie Inc. ("Martin Currie") as investment advisor to the Fund, effective as of the close of business on August 2, 2013. Mondrian Investment Partners Limited and J.P. Morgan Investment Management Inc. continue to serve as investment advisors to the Fund. (As discussed in the supplement to the Fund's prospectuses and statement of additional information dated September 17, 2013, Los Angeles Capital Management and Equity Research, Inc. ("Los Angeles Capital") is also now serving as a new investment advisor to the Fund; additional information about Los Angeles Capital will be provided in a future Information Statement.) Each investment advisor is responsible for managing a separate portion of the Fund's assets, as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The Fund's investment objective and policies and fees and expenses have not changed as a result of these changes in investment advisors. The relative value of each investment advisor's share of the Fund's assets may change over time.

Additional information about UBS Global AM, Chautauqua, the Sub-Advisory Agreement between UBS Global AM and Chautauqua with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the hiring of Chautauqua on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about October 25, 2013 to the Fund's shareholders of record as of October 17, 2013. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least January 30, 2014. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793-8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

©UBS 2013. All rights reserved.
UBS Global Asset Management (Americas) Inc.
is a subsidiary of UBS AG.

www.ubs.com/globalam-us